EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

April 28, 2006

The Exploration Company
500 North Loop 1604 East
Suite 250
San Antonio, Texas 78232

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton and to references to DeGolyer and MacNaughton in the Form S-1 Registration Statement to be filed on or about April 25, 2006, under the section "Experts." We further consent to the inclusion by reference of information taken from our "Appraisal Report as of December 31, 2005 on Certain Properties owned by The Exploration Company" that was used in The Exploration Company Annual Report on Form 10-K for the year ended December 31, 2005.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton